Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER RESULTS; LOWERS FISCAL 2016 GUIDANCE
TULSA, OK – May 4, 2016 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported its financial results for its third quarter and nine months ended March 31, 2016.
Key highlights:

•	Year-to-date revenue in the Electrical and Storage Solutions segments increased 54.8% and 7.8%, respectively, while market conditions negatively impacted the Industrial and Oil Gas & Chemical segments

•	Consolidated gross profit for the three and nine months ended March 31, 2016 was $27.3 million and $91.9 million compared to $2.6 million and $47.0 million for the same periods in fiscal 2015

•	Fully diluted quarterly earnings per share increased to $0.16 from a loss of $0.11 a year earlier

•	Backlog remains healthy at $1.03 billion with an increase in project awards of 26.4% over the prior period

•	Total liquidity improved 11.3% to $239.9 million at March 31, 2016

•	Company completed $5.5 million in quarterly share repurchases for a total of $10.5 million over the last 12 months
“Third quarter gross margin performance in our primary segments was strong, we received new awards of nearly $225 million in the quarter, and we generated positive cash from operations while also closing an acquisition and repurchasing stock,” said John R. Hewitt, Matrix Service Company’s President and Chief Executive Officer. “That said, because of the negative impact of low commodity prices and reduced gross margins in our Oil Gas & Chemical and Industrial segments, earnings have trailed our expectations. While we still expect overall improvement in operating results in the fourth quarter, low commodity prices will continue to impact our business. We are, therefore, adjusting guidance for the remainder of the fiscal year.”
Hewitt added that despite continued market volatility, long-term opportunities for growth in the Company's diversified portfolio and proposal activity across its primary segments remain strong.
"We remain confident in our ability to win projects in an increasingly competitive environment," said Hewitt. "However, a more cautious approach to decision-making on the part of clients, together with more conservative financial and regulatory requirements, will impact the timing of those awards. Improvement in the global economy and the commodity supply demand imbalances will provide additional stimulus for consolidated backlog growth."
Third Quarter Fiscal 2016 Results
Consolidated revenue was $309.4 million for the three months ended March 31, 2016, compared to $314.2 million in the same period in the prior fiscal year. On a segment basis, consolidated revenue increased in the Electrical Infrastructure and Storage Solutions segments by $46.2 million and $25.4 million, respectively. These increases were offset by decreased revenue in the Oil Gas & Chemical and Industrial segments of $40.1 million and $36.3 million, respectively.
Consolidated gross profit increased to $27.3 million in the three months ended March 31, 2016 compared to $2.6 million in the three months ended March 31, 2015. Consolidated gross margins were 8.8% in the three months ended March 31, 2016 compared to 0.8% for the three months ended March 31, 2015.
On a segment basis, gross profit increased by $32.8 million in the Electrical Infrastructure segment with a fiscal 2016 gross margin of 11.0%. Electrical Infrastructure margins for fiscal 2015 were negatively impacted by a joint venture project charge of $28.5 million on the Garrison Energy Center project, of which $10.0 million was our joint venture partner's share and was reported as non-controlling interest. This charge reduced fiscal 2015 margins by 57.7% to (46.5%). Gross profit in the Storage Solutions segment increased $3.9 million with fiscal 2016 margins of 11.4%. Gross profit decreased in the Industrial and Oil Gas & Chemical segments by $7.4 million and $4.7 million respectively. Fiscal 2016 gross margins of (3.1%) and 4.7% in the Industrial and Oil Gas & Chemical segments were the result of unfavorable market conditions including lower levels of maintenance and turnaround work, as well as fewer higher margin capital projects which resulted in less recovery of fixed overhead costs. Additionally, a project charge in our upstream business and a forecasted unfavorable customer settlement in the Industrial segment also impacted these margins.
Consolidated SG&A expenses increased to $21.0 million for the three months ended March 31, 2016 compared to $17.1 million in the same period a year earlier. The increase was primarily due to lower fiscal 2015 incentive compensation and fiscal 2016 acquisition related costs of $0.8 million.
Nine Month Fiscal 2016 Results
Consolidated revenue for the nine months ended March 31, 2016 was $952.3 million compared to $978.7 million in the same period a year earlier, a decrease of $26.4 million, or 2.7%. On a segment basis, consolidated revenue increased in the Electrical Infrastructure and Storage Solutions segments by $89.0 million and $28.8 million, respectively. These increases were offset by decreased revenue in the Industrial and Oil Gas & Chemical segments of $105.2 million and $39.0 million, respectively.
Consolidated gross profit increased to $91.9 million in the nine months ended March 31, 2016 compared to $47.0 million in the nine months ended March 31, 2015. Consolidated gross margins were 9.6% in the nine months ended March 31, 2016 compared to 4.8% for the nine months ended March 31, 2015.
On a segment basis, gross profit increased by $58.1 million in the Electrical Infrastructure segment. Electrical Infrastructure margins for fiscal 2016 were negatively impacted by joint venture project charges of $7.1 million on the Garrison Energy Center project, of which $3.3 million was our joint venture partner's share and is reported as non-controlling interest. In fiscal 2015 these charges totaled $54.7 million of which $19.4 million was our joint venture partner's share and was reported as non-controlling interest. These charges reduced fiscal 2016 gross margins by 3.2% to 7.6 % and fiscal 2015 margins by 35.1% to (24.0%). Gross profit in the Storage Solutions segment increased $9.8 million for the nine months ended March 31, 2016 with margins of 12.5%. Gross profit decreased in the Industrial and Oil Gas & Chemical segments by $18.2 million and $4.7 million respectively. Fiscal 2016 gross margins of 7.5% and 7.7% in the Industrial and Oil Gas & Chemical segments were negatively impacted by unfavorable market conditions which led to lower levels of maintenance and turnaround work, as well as fewer higher margin capital projects, and resulted in less recovery of fixed overhead costs.
Consolidated SG&A expenses increased to $65.5 million for the nine months ended March 31, 2016 compared to $56.5 million in the same period a year earlier. The increase was primarily due to lower fiscal 2015 incentive compensation, a non-routine bad debt charge of $5.2 million from client bankruptcy that occurred in the second quarter of fiscal 2016, as well as fiscal 2016 acquisition related costs of $0.9 million related to closing on Baillie Tank Equipment. Integration of Baillie Tank Equipment is moving ahead of plan and market acceptance is proving to be strong.
Backlog
Backlog at March 31, 2016 was $1.03 billion compared to $1.12 billion at December 31, 2015 on project awards of $224.9 million.
Financial Position
Availability under the Company's credit facility of $166.5 million along with the Company's cash balance of $73.4 million provided liquidity of $239.9 million at March 31, 2016, an increase of $65.1 million, or 37.2%, in fiscal 2016. The increase in liquidity was achieved despite the funding of an acquisition for $13.0 million in cash, a share buyback of $5.5 million and the repayment of $6.8 million of long-term debt.
Earnings Guidance
Due to the negative impact of low commodity prices on the Company's business, primarily in the Oil Gas & Chemical and Industrial segments, the Company is reducing fiscal 2016 guidance. Revenue guidance is being revised from between $1.3 billion and $1.4 billion to between $1.275 billion and $1.325 billion. Fiscal 2016 earnings guidance is being revised from between $1.30 and $1.50 per fully diluted share to between $1.00 and $1.10.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, May 5, 2016 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Revenues	$309,422	$314,155	$952,282	$978,718
Cost of revenues	282,119	311,523	860,390	931,752
Gross profit	27,303	2,632	91,892	46,966
Selling, general and administrative expenses	20,956	17,080	65,509	56,538
Operating income (loss)	6,347	(14,448)	26,383	(9,572)
Other income (expense):
Interest expense	(241)	(294)	(756)	(946)
Interest income	56	40	147	390
Other	(109)	252	(311)	281
Income (loss) before income tax expense	6,053	(14,450)	25,463	(9,847)
Provision for federal, state and foreign income taxes	2,507	(1,508)	9,060	3,271
Net income (loss)	$3,546	$(12,942)	16,403	(13,118)
Less: Net loss attributable to noncontrolling interest	(811)	(9,983)	(3,326)	(19,359)
Net income (loss) attributable to Matrix Service Company	$4,357	$(2,959)	$19,729	$6,241

Basic earnings (loss) per common share	$0.16	$(0.11)	$0.74	$0.23
Diluted earnings (loss) per common share	$0.16	$(0.11)	$0.73	$0.23
Weighted average common shares outstanding:
Basic	26,758	26,711	26,651	26,593
Diluted	27,054	26,711	27,191	27,175

Matrix Service Company
Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2016	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$73,403	$79,239
Accounts receivable, less allowances (March 31, 2016— $6,246 and June 30, 2015—$561)	170,713	199,149
Costs and estimated earnings in excess of billings on uncompleted contracts	92,646	86,071
Inventories	3,464	2,773
Income taxes receivable	2,870	579
Other current assets	8,004	5,660
Total current assets	351,100	373,471
Property, plant and equipment at cost:
Land and buildings	38,645	32,746
Construction equipment	89,046	87,561
Transportation equipment	48,187	47,468
Office equipment and software	29,168	28,874
Construction in progress	9,826	5,196
Total property, plant and equipment - at cost	214,872	201,845
Accumulated depreciation	(127,527)	(116,782)
Property, plant and equipment - net	87,345	85,063
Goodwill	78,845	71,518
Other intangible assets	21,936	23,961
Deferred income taxes	3,569	3,729
Other assets	6,847	3,947
Total assets	$549,642	$561,689

Matrix Service Company
Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2016	June 30, 2015
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$122,941	$125,792
Billings on uncompleted contracts in excess of costs and estimated earnings	66,809	96,704
Accrued wages and benefits	28,944	26,725
Accrued insurance	8,542	8,100
Income taxes payable	473	3,268
Other accrued expenses	5,393	6,498
Total current liabilities	233,102	267,087
Deferred income taxes	2,620	1,244
Borrowings under senior credit facility	3,845	8,804
Other liabilities	203	—
Total liabilities	239,770	277,135
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2016, and June 30, 2015; 26,606,490 and 26,440,823 shares outstanding as of March 31, 2016 and June 30, 2015	279	279
Additional paid-in capital	125,655	123,038
Retained earnings	214,123	194,394
Accumulated other comprehensive loss	(6,987)	(5,926)
	333,070	311,785
Less: Treasury stock, at cost— 1,281,727 shares as of March 31, 2016, and 1,447,394 shares as of June 30, 2015	(22,022)	(18,489)
Total Matrix Service Company stockholders’ equity	311,048	293,296
Noncontrolling interest	(1,176)	(8,742)
Total stockholders' equity	309,872	284,554
Total liabilities and stockholders’ equity	$549,642	$561,689

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Gross revenues
Electrical Infrastructure	$94,414	$48,228	$251,437	$162,434
Oil Gas & Chemical	56,251	97,612	188,682	228,230
Storage Solutions	132,857	107,640	400,074	370,977
Industrial	26,650	64,841	116,375	224,173
Total gross revenues	$310,172	$318,321	$956,568	$985,814
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—	$—	$—
Oil Gas & Chemical	522	1,854	3,102	3,656
Storage Solutions	228	477	1,040	718
Industrial	—	1,835	144	2,722
Total inter-segment revenues	$750	$4,166	$4,286	$7,096
Consolidated revenues
Electrical Infrastructure	$94,414	$48,228	$251,437	$162,434
Oil Gas & Chemical	55,729	95,758	185,580	224,574
Storage Solutions	132,629	107,163	399,034	370,259
Industrial	26,650	63,006	116,231	221,451
Total consolidated revenues	$309,422	$314,155	$952,282	$978,718
Gross profit (loss)
Electrical Infrastructure	$10,407	$(22,429)	$19,136	$(38,976)
Oil Gas & Chemical	2,616	7,261	14,270	18,999
Storage Solutions	15,108	11,247	49,766	39,996
Industrial	(828)	6,553	8,720	26,947
Total gross profit	$27,303	$2,632	$91,892	$46,966
Operating income (loss)
Electrical Infrastructure	$4,948	$(24,306)	$5,425	$(46,484)
Oil Gas & Chemical	(1,964)	2,563	(3,577)	5,823
Storage Solutions	6,382	5,055	24,305	18,785
Industrial	(3,019)	2,240	230	12,304
Total operating income	$6,347	$(14,448)	$26,383	$(9,572)

Matrix Service Company
Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Nine Months Ended
	March 31, 2016	March 31, 2015
Operating activities:
Net income (loss)	$16,403	$(13,118)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,139	17,332
Deferred income tax	1,413	(1,026)
Gain on sale of property, plant and equipment	(111)	(305)
Provision for uncollectible accounts	5,684	419
Stock-based compensation expense	5,023	4,730
Excess tax benefit of exercised stock options and vesting of deferred shares	(3,222)	(1,764)
Other	179	178
Changes in operating assets and liabilities increasing (decreasing) cash, net of effects from acquisitions:
Accounts receivable	23,684	17,353
Costs and estimated earnings in excess of billings on uncompleted contracts	(6,575)	(4,332)
Inventories	568	170
Other assets and liabilities	(5,461)	2,425
Accounts payable	(3,492)	(23,025)
Billings on uncompleted contracts in excess of costs and estimated earnings	(29,895)	31,006
Accrued expenses	983	6,932
Net cash provided by operating activities	21,320	36,975
Investing activities:
Acquisition of property, plant and equipment	(11,746)	(11,075)
Acquisitions	(13,049)	(5,551)
Proceeds from asset sales	258	653
Net cash used by investing activities	$(24,537)	$(15,973)

Matrix Service Company
Consolidated Statements of Cash Flows (continued)
(Unaudited)
(In thousands)

	Nine Months Ended
	March 31, 2016	March 31, 2015
Financing activities:
Capital contributions from noncontrolling interest	$10,892	$7,802
Issuances of common stock	578	493
Excess tax benefit of exercised stock options and vesting of deferred shares	3,222	1,764
Advances under credit agreement	2,753	8,289
Repayments of advances under credit agreement	(7,712)	(9,976)
Repayment of acquired long-term debt	(1,858)	—
Proceeds from issuance of common stock under employee stock purchase plan	261	215
Open market purchase of treasury shares	(5,460)	—
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	(4,540)	(2,472)
Net cash provided (used) by financing activities	(1,864)	6,115
Effect of exchange rate changes on cash and cash equivalents	(755)	(1,049)
Increase (decrease) in cash and cash equivalents	(5,836)	26,068
Cash and cash equivalents, beginning of period	79,239	77,115
Cash and cash equivalents, end of period	$73,403	$103,183
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$9,192	$6,700
Interest	$789	$1,019
Non-cash investing and financing activities:
Purchases of property, plant and equipment on account	$401	$1,104
Acquisition of long-term debt	$1,858	$—

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended March 31, 2016

The following table provides a summary of changes in our backlog for the three months ended March 31, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2015	$426,782	$116,311	$506,059	$67,882	$1,117,034
Project awards	51,561	40,465	109,437	23,398	224,861
Revenue recognized	(94,414)	(55,729)	(132,629)	(26,650)	(309,422)
Backlog as of March 31, 2016	$383,929	$101,047	$482,867	$64,630	$1,032,473

Nine Months Ended March 31, 2016

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2015	$493,973	$132,985	$670,493	$123,147	1,420,598
Project awards	141,393	153,642	233,421	69,320	597,776
Project delays and cancellations	—	—	(22,013)	(11,606)	(33,619)
Revenue recognized	(251,437)	(185,580)	(399,034)	(116,231)	(952,282)
Backlog as of March 31, 2016	$383,929	$101,047	$482,867	$64,630	$1,032,473